GABELLI DIVIDEND & INCOME TRUST N-2ASR

Exhibit (s)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

GABELLI DIVIDEND & INCOME TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Carry Forward Securities
Fees to Be Paid	Equity	Common Shares(1)	Rule 456(b) and Rule 457(r)				(4)	(4)
Fees to Be Paid	Equity	Preferred Shares(1)	Rule 456(b) and Rule 457(r)				(4)	(4)
Fees to Be Paid	Debt	Debt Securities(2)	Rule 456(b) and Rule 457(r)				(4)	(4)
Fees to Be Paid	Other	Subscription Rights(3)	Rule 456(b) and Rule 457(r)				(4)	(4)
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due

(1)	There is being registered hereunder an indeterminate number of common shares and preferred shares as may be sold, from time to time.
(2)	There is being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time. Debt securities may be issued at an original issue discount or at a premium.
(3)	There is being registered hereunder an indeterminate number of subscription rights as may be sold, from time to time, representing rights to purchase common shares and/or preferred shares.
(4)	In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Gabelli Dividend & Income Trust hereby defers payments of the registration fee required in connection with this Registration Statement. Any registration fees will be paid subsequently on a pay-as-you-go basis.